EXHIBIT 99.1

Aptose to Report First Quarter 2024 Financial Results and Provide Clinical Strategy Update on Tuesday, May 14, 2024

SAN DIEGO and TORONTO, May 06, 2024 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (Nasdaq: APTO; TSX: APS), a clinical- stage precision oncology company developing highly differentiated oral targeted agents to treat hematologic malignancies, will report financial results for the first quarter ended March 31, 2024, on Tuesday, May 14, 2024, after the close of the market, and provide a corporate update. In addition, Rafael Bejar, MD, PhD, the Company’s Chief Medical Officer and resident Key Opinion Leader, will review a selection of slides and discuss the clinical strategy for advancing the Company’s lead asset tuspetinib (TUS) in a TUS+VEN+HMA triplet drug combination for the frontline treatment of newly diagnosed AML patients.

Conference Call & Webcast:

Date:	Tuesday, May 14, 2024
Time:	5:00 PM ET
Webcast Only (will include slides):	link (https://edge.media-server.com/mmc/p/bm3d3k5a/)
Q&A Participant Registration Link*:	link
(https://register.vevent.com/register/BIebf7d306b67a4388b6a8d9cc63464f80)

*Analysts interested in participating in the question-and-answer session will pre-register for the event from the participant registration link above to receive the dial-in numbers and a unique PIN, which are required to access the live conference call. They also will have the option to take advantage of a Call Me button and the system will automatically dial out to connect to the Q&A session.

The webcast also can be accessed through a link on the Investor Relations section of the Aptose website here. A replay of the webcast will be available on the company’s website for 30 days.

The press release, the financial statements and the management’s discussion and analysis for the quarter ended March 31, 2024 will be available on SEDAR at www.sedar.com and EDGAR at www.sec.gov/edgar.shtml.

About Aptose
Aptose Biosciences is a clinical-stage biotechnology company committed to developing precision medicines addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company has two clinical-stage oral kinase inhibitors under development for hematologic malignancies: tuspetinib, an oral, kinase inhibitor that has demonstrated activity as a monotherapy and in combination therapy in patients with relapsed or refractory acute myeloid leukemia (AML) and is being developed as a frontline triplet therapy in newly diagnosed AML; and luxeptinib (CG-806), an oral, dual lymphoid and myeloid kinase inhibitor in Phase 1 a/b stage development for the treatment of patients with relapsed or refractory hematologic malignancies. For more information, please visit www.aptose.com.

For further information, please contact:

Aptose Biosciences Inc.	LifeSci Advisors, LLC
Susan Pietropaolo	Dan Ferry, Managing Director
Corporate Communications & Investor Relations	617-430-7576
201-923-2049	Daniel@LifeSciAdvisors.com
spietropaolo@aptose.com